Exhibit 16.1

Tel: +8 6382 4600 Fax: +8 6382 4601 www.bdo.com.au	38 Station Street Subiaco, WA 6008 PO Box 700 West Perth WA 6872 Australia
1 April 2010
Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549
Dear Sirs,
UNILIFE CORPORATION
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 29, 2010, to be filed by our former client, Unilife Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.
Yours Faithfully.

BDO Audit (WA) Pty Ltd
/s/ Brad McVeigh
Brad McVeigh
Director
Perth, Western Australia
BDO Audit (WA) Pty Ltd ABN 79 112 284 787 is a member of a national association of separate entities which are all members of BDO(Australia) Limited ACN 050 110 275, an Australian company limited by guarantee. BDO Audit (WA) Pty Ltd and BDO (Australia) Limited are members of BDO International Limited, a UK company limited by guarantee, and form a part of the international BDO network of independent member firms. Liability limited by scheme approved under Professional Standards Legistation (other that for the acts or omissions of financial services licensees) in each State or Territory other that Tasmania.